SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No.1)(1)


                         Jones Lang LaSalle Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    51802H105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 28, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.51802H105                  13G                    Page 2 of 12 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY--Intentionally) omitted)
     The Dai-ichi Mutual Life Insurance Company

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [X]
     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Japan

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    2,199,162
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    2,199,162
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,199,162


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.3%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     00


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.51802H105                  13G                    Page 3 of 12 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY--Intentionally) omitted)
     The Dai-ichi Life Property Holdings, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [X]  Please refer to Exhibit A
     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     C0


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.51802H105                  13G                    Page 4 of 12 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY--Intentionally) omitted)
     The Dai-ichi Life Investment Properties, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [X] Please refer to Exhibit A
     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     C0


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.51802H105                  13G                    Page 5 of 12 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY--Intentionally) omitted)
     DSA-LSAM, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [X] Please refer to Exhibit A
     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     C0


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.51802H105                  13G                    Page 6 of 12 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY--Intentionally) omitted)
     DSA-LSPL, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [X] Please refer to Exhibit A
     (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     C0


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.51802H105                   13G                    Page 7 of 12 Pages


Item 1(a).  Name of Issuer:


            Jones Lang LaSalle Incorporated
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            200 East Randolph Drive, Chicago, Illinois  60601
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            The Dai-ichi Mutual Life Insurance Company
            Dai-ichi Life Property Holdings, Inc.
            Dai-ichi Life Investment Properties, Inc.
            DSA-LSAM, Inc.
            DSA-LSPL, Inc.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The Dai-ichi Mutual Life Insurance Company
            13-1 Yurakucho, 1-chome, Tokyo, Japan 100

            Dai-ichi Life Property Holdings, Inc.
            399 Park Avenue, 24th Floor
            New York, New York 10022

            Dai-ichi Life Investment Properties, Inc.
            DSA-LSAM, Inc.
            DSA-LSPL, Inc. Life Property Holdings, Inc.
            399 Park Avenue, 24th Floor
            New York, New York 10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

         The Dai-ichi Mutual Life Insurance Company: Japanese insurance company
            Dai-ichi Life Property Holdings, Inc.: Delaware corporation Dai-ichi Life Investment Properties, Inc.: Delaware corporation DSA-LSAM, Inc.: Delaware corporation
            DSA-LSPL, Inc.: Delaware corporation

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock

            --------------------------------------------------------------------

CUSIP No.51802H105                   13G                    Page 8 of 12 Pages


Item 2(e).  CUSIP Number:

            51802H105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          2,199,162 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:
          7.3%
          ----------------------------------------------------------------------

CUSIP No.51802H105                   13G                    Page 9 of 12 Pages

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  2,199,162,


          (ii)  Shared power to vote or to direct the vote -0-,


          (iii) Sole power to dispose or to direct the disposition of 2,199,162,


          (iv)  Shared power to dispose or to direct the disposition of -0-



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         Please see Exhibit A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable.

         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         See Exhibit A.

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         See Exhibit A.

          ----------------------------------------------------------------------

Item 10.  Certifications.

          Not applicable.

CUSIP No.51802H105                   13G                    Page 10 of 12 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                   January 31, 2002

                                   THE DAI-ICHI MUTUAL LIFE INSURANCE
                                     COMPANY

                                   /s/ Shigeo Tsuyuki
                                   ---------------------------------------------
                                   Name:  Shigeo Tsuyuki
                                   Title: General Manager, Investment Planning
                                          Dept.


                                   THE DAI-ICHI LIFE PROPERTY HOLDINGS, INC.

                                   /s/  Kazuho Kumano
                                   ---------------------------------------------
                                   Name:  Kazuho Kumano
                                   Title: Vice President


                                   THE DAI-ICHI LIFE INVESTMENT PROPERTIES,
                                   INC.

                                   /s/ Hirotaka Maeda
                                   ---------------------------------------------
                                   Name:  Hirotaka Maeda
                                   Title: President


                                   DSA-LSAM, INC.


                                   /s/ Hitoshi Yamauchi
                                   ---------------------------------------------
                                   Name:  Hitoshi Yamauchi
                                   Title: Senior Vice President


                                   DSA-LSPL, INC.


                                   /s/ Hitoshi Yamauchi
                                   ---------------------------------------------
                                   Name:  Hitoshi Yamauchi
                                   Title: Senior Vice President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.51802H105                   13G                    Page 11 of 12 Pages

                                    EXHIBIT A



The calculation in Item 4(b) is based on the number of shares of Common Stock outstanding (30,089,651) reported in Issuer's Form 10-Q for the quarter ended September 30, 2001. As of September 28, 2001, The Dai-ichi Mutual Life Insurance Company ("DMA") owned 100% of the outstanding shares of capital stock of Dai-Ichi Life Property Holdings, Inc. ("DLPH") which in turn owned 100% of the outstanding capital stock of Dai-ichi Life Investment Properties, Inc. ("DLIP") which in turn owned 100% of the outstanding capital stock of DSA-LSPL, Inc. ("LSPL") and DSA-LSAM, Inc ("LSAM"). DMA acquired on September 28, 2001 (i) 1,869,288 shares of Common Stock from LSPL and (ii) 329,874 shares of Common Stock from LSAM, representing all of the securities identified in Item 4 (the "Shares"). Therefore, no further filings shall be made by DLPH, DLIP, LSPL or LSAM with respect to any future transaction with respect to the Shares.

CUSIP No.51802H105                   13G                    Page 12 of 12 Pages


                                    EXHIBIT B


                            AGREEMENT RE JOINT FILING


            Each of the undersigned hereby agrees, as required pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, that this Schedule 13G is to be filed on behalf of each such party. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                                   THE DAI-ICHI MUTUAL LIFE INSURANCE
                                     COMPANY

                                   /s/ Shigeo Tsuyuki
                                   ---------------------------------------------
                                   Name:  Shigeo Tsuyuki
                                   Title: General Manager, Investment Planning
                                          Dept.


                                   THE DAI-ICHI LIFE PROPERTY HOLDINGS, INC.

                                   /s/  Kazuho Kumano
                                   ---------------------------------------------
                                   Name:  Kazuho Kumano
                                   Title: Vice President


                                   THE DAI-ICHI LIFE INVESTMENT PROPERTIES,
                                   INC.

                                   /s/ Hirotaka Maeda
                                   ---------------------------------------------
                                   Name:  Hirotaka Maeda
                                   Title: President


                                   DSA-LSAM, INC.


                                   /s/ Hitoshi Yamauchi
                                   ---------------------------------------------
                                   Name:  Hitoshi Yamauchi
                                   Title: Senior Vice President


                                   DSA-LSPL, INC.


                                   /s/ Hitoshi Yamauchi
                                   ---------------------------------------------
                                   Name:  Hitoshi Yamauchi
                                   Title: Senior Vice President